Exhibit 10.1

EMPLOYEE SEPARATION AGREEMENT

This Employee Separation Agreement (“Agreement”) is between Einstein Noah Restaurant Group, Inc. (“ENRGI” or the “Company”) and James W. Hood (“Employee”).

Recitals

1. Employee was employed by ENRGI until November 25, 2008 (the “Separation Date”), at which time the Employee’s employment with Company terminated.

2. Employee and ENRGI wish to provide for payment of severance benefits to Employee, the protection of the Company’s business interests, and the resolution of all differences between them, including, without limitation, all matters relating to or arising from Employee’s employment with ENRGI and/or the termination of that employment.

Agreement

In consideration of the conditions, covenants and agreements set forth below, the parties agree as follows:

1. Severance Compensation.

(a) Employee hereby acknowledges the termination of Employee’s employment with ENRGI and all offices and positions with ENRGI and all of its affiliates, all effective as of the Separation Date. Employee confirms that he has received all wages and other compensation payable to him for his services before the Separation Date. In addition, Employee and the Company acknowledge that, prior to the Separation Date, Employee incurred certain business expenses on the Company’s behalf and Employee acknowledges that he has filed his final expense report for the same and has been reimbursed for all such eligible expenses.

(b) The “Effective Date” of this Agreement shall be the date seven days after the Agreement is signed by both parties and not revoked by Employee.

(c) If Employee does not timely exercise his right of revocation under paragraph 15(b), below:

i. ENRGI shall pay Employee severance compensation in the gross amount of 6 months of Employee’s base salary ($128,500), which amount shall be payable in equal installments, less applicable withholdings, over a six month period of time on each regular Company pay dates, commencing with the first regular pay period following the Effective Date;

ii. ENRGI shall pay Employee a lump sum payment in the amount determined as the pro-rata portion of his fiscal year 2008 bonus (e.g. both the Company performance portion and the individual performance portion) for the period of his service commencing January 2, 2008 and ending on the Separation Date, less applicable withholdings; provided, however, that the payment shall be made on a date determined by the Company no later than March 15, 2009;

iii. Employee has made a timely election, pursuant to COBRA, to continue his participation in group medical benefits programs sponsored by Company. The Company shall pay the costs associated with the continuation of group medical benefits until December 31, 2009 (the “Transition Period”). The right to continued coverage paid for by the Company shall not be subject to liquidation or exchange for another payment or benefit. Company shall gross up such amounts to cover taxes so that COBRA payments during the Transition Period shall represent no net cost to Employee. To the extent that Employee has made COBRA payments for December 2008, January or February 2009, the Company shall reimburse Employee for such payments by payment of a lump sum payment on a date determined by the Company no later than March 15, 2009. Employee may continue his participation following the end of the Transition Period, at his own cost, in accordance with and to the extent permitted by COBRA;

iv. At Employee’s election, the Company will provide Employee with outplacement services either (a) through an outplacement firm to be determined by the Company for 90 days, at a maximum cost to the Company of $15,000 provided that Employee starts utilizing these services within 60 days of the Effective Date or (b) by reimbursing Employee for the costs of outplacement services up to a maximum of $15,000, at an outplacement firm of Employee’s choosing, provided that the outplacement services are performed and eligible expenses are submitted to the Company within 90 days of the Effective date; and

iv. The exercise period for Employee’s outstanding vested stock options, determined as of the Separation Date, will be extended until December 31, 2009.

(c) The Company will withhold all applicable income and employment taxes, including without limitation withholding of federal, state and local taxes, from any severance compensation paid to Employee pursuant to this Agreement. Employee agrees to pay all applicable individual income taxes imposed on him by any governmental taxing authority relating to or arising from any payment made or benefit provided pursuant to this Agreement, other than ENRGI’s share of FICA taxes, which FICA taxes shall be borne by ENRGI. Employee agrees to pay all personal taxes relating to or arising from any payment made pursuant to this Agreement, as necessary. Employee shall indemnify ENRGI from and against all claims by any party arising from Employee’s failure or refusal to pay any taxes due or claimed to be due, including costs and attorneys’ fees.

2. Release.

(a) Employee, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever releases and discharges ENRGI, its parents, divisions, subsidiaries, affiliates, and each of their past and present officers, agents, directors, employees, shareholders, independent contractors, attorneys, insurers, and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission (all of whom are collectively referred to as “Releasees), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, including but not limited to, any claim in connection with Employee’s employment relationship with ENRGI, or the termination thereof, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (except for claims arising after this Agreement), the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act; EXCEPT for the rights and obligations created by this Agreement AND EXCEPT for any vested rights under any pension, retirement, profit sharing, health and welfare or stock option, or similar plan.

(b) Employee hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.

(c) Employee further warrants that except as he has reported to the Company before the Separation Date, he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Employee agrees that he will not file a worker’s compensation claim asserting the existence of any such previously unreported illness, injury, or disability.

(d) Employee specifically represents that he has had a full and fair opportunity to consult with counsel of his own choosing concerning the agreements, representations, and declarations set forth in this Agreement. Employee understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against ENRGI concerning, directly or indirectly, Employee’s employment relationship with ENRGI, including his separation from employment. Employee agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of ENRGI, to include all actual or potential legal claims that Employee may have against ENRGI, except as specifically provided otherwise in this Agreement. Notwithstanding any other provision of this Agreement, this release shall not waive or in any way limit or otherwise affect Employee’s rights, if any, to indemnification and/or defense in connection with any claim that may be asserted against Employee as a consequence of his employment with the Company, whether such rights arise under the Company’s articles of incorporation, bylaws, insurance contracts or otherwise.

(e) ENRGI, for itself, its agents, divisions, subsidiaries, representatives, successors and assigns, and any other person or entity that could or might act on behalf of it, including, without limitation, its counsel (all of whom are collectively referred to as “ENRGI Releasers”), hereby fully and forever releases and discharges Employee, his heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any ENRGI Releaser due to Employee’s act or omission (all of whom are collectively referred to as “Employee Releasees”), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that ENRGI Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, provided, however, that this Release shall not include any action brought by any ENRGI Releasers arising out of, or as a result of, Employee Releasee’s acts or omissions which result in an action against ENRGI Releasers.

3. Protection of Trade Secrets and Confidential Information.

(a) Definition of “Confidential Information.” As used in this agreement, “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Employee’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies; the details of Company’s relationships with its customers, distributors, contractors and vendors; nonpublic forms, contracts and other documents used in Company’s business; all confidential information concerning Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of proprietary computer software used in Company’s business; and all other information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that (i) is now in or later enters the public domain through no wrongful act on the part of Employee, (ii) was in possession of the Employee prior to receipt from the Company, (iii) is or was independently developed by the Employee without use of the Company’s confidential information, (iv) is furnished to others by the Company without restrictions similar to those herein on the right of the Employee to use or disclose such information, or (v) must be disclosed pursuant to requirements of law or valid legal process, provided that the Employee shall promptly notify the Company in advance of any such disclosure and reasonably cooperate in the Company’s attempts to maintain the confidentiality of its information at issue.

(b) Employee’s Use of Confidential Information. Employee shall not, without Company’s prior written consent, at any time, directly or indirectly, for a period of three (3) years following the Effective Date: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity without the Company’s prior written consent.

(c) Acknowledgments. Employee acknowledges that during Employee’s employment with Company, Employee had access to Confidential Information, all of which was made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information could damage Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of Company’s; that Company’s business is, in part, dependent on access to and the continuing secrecy of Confidential Information; that certain Confidential Information is novel, unique to Company and known only to Employee, Company and certain key employees and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of Company’s legitimate business interests.

(d) Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. Employee shall immediately deliver to Company or its designee (and shall not keep in Employee’s possession or deliver to any other person or entity) all Confidential Records and all other Company property, whether tangible or intangible, in Employee’s possession or control. Employee understands and agrees that compliance with this paragraph may require that data be removed from Employee’s personal computer or other electronic equipment. Consequently, upon written request from the Company, Employee agrees to certify in writing to the Company that all Company Confidential Records previously existing on Employee’s personal computer or other electronic equipment have been deleted and/or destroyed.

4. Unfair Competition.

(a) Covenants. During the twelve (12) month period following the Separation Date, (the “Restricted Period”), Employee shall not, within the United States (the “Protected Region”), directly or indirectly, serve or become associated with, whether as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, with Bruegger’s Enterprises or any affiliate thereof, Corner Bakery Cafe or any affiliate thereof, or Panera Bread Company or any affiliate thereof, or with any other enterprise with more than 50 units whose primary business involves the operation of a multi-unit restaurant business in the bagel and/or bakery market segments. For the sake of clarity, the calculation of whether a particular business meets the 50 store threshold set forth in the preceding sentence shall include all stores operated by the entity in question as well as by all franchisors, franchisee(s) and sister franchisees associated with the concept in question, meaning, for example, that this Section would prohibit Employee from engaging, during the Restricted Period, in competition on behalf of a Bruegger’s franchisee that operates only 5 stores, because the Bruegger’s concept is in operation in more than 50 franchise locations and/or company-owned stores. This covenant shall not, however, prohibit Employee from owning less than two percent of the securities of any competitor of ENRGI, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(b) Acknowledgments. Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of ENRGI’s business operations and the nature of Employee’s position with ENRGI. Employee also acknowledges that while employed by ENRGI, Employee had access to information that would be valuable or useful to ENRGI’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the Restricted Period, and assumes and accepts any risk associated with that possibility.

(c) Acknowledgments of Law. Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(b) Any contract for the protection of trade secrets;

(d) Employee and management personnel and officers and employees who constitute professional staff to Employee and management personnel.

Employee acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified, above, and that Employee is an Employee or manager, or professional staff to an Employee or manager, within the meaning of § 8-2-113(2)(d).

5. Prohibition of Unfair Solicitation. During the 12 months following the Separation Date, Employee shall not without Company’s prior written consent, directly or indirectly cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate his or his employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor. Notwithstanding the forgoing, however, this paragraph shall not prohibit any entity with whom Employee is employed or otherwise affiliated from soliciting or hiring any person so long as Employee is not consulted concerning or otherwise involved, directly or indirectly, in such solicitation and/or hiring, nor shall this paragraph impose any liability upon any entity in the event that any person applies for or inquires concerning employment in response to any advertisement or other job posting, so long as Employee is not consulted concerning or otherwise involved, directly or indirectly, in any aspect of the recruitment, evaluation or hiring of the person(s) in question.

6. Remedies for Breach of the Restrictive Covenants. Employee acknowledges that if Employee breaches any of his obligations under paragraph 3, 4, and/or 5 hereof (the “Restrictive Covenants”), the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Company. Employee therefore agrees that upon such breach or threatened breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling Employee to comply with any or all such obligations. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.

7. Denial of Liability. The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

8. Authority and Nonassignment. The parties warrant that each has authority to enter into this Agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this Agreement.

9. Confidentiality.

(a) Employee represents and warrants to ENRGI that, prior to the Separation Date, he has not disclosed the terms of this Agreement to any person, other than to his spouse, tax advisor and counsel. After the Separation Date, neither Employee, counsel for Employee, nor any other person under Employee’s control shall disclose any term of this Agreement, except that he may disclose such information to his spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice. Employee shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Employee has given ENRGI prompt written notice following service of the subpoena or court order.

(b) All inquiries that ENRGI or any of the Releasees receives about Employee from any individual outside of ENRGI shall be directed to the Vice President – Human Resources. ENRGI shall respond to inquiries by declining comment beyond providing the neutral reference, pursuant to ENRGI’s standard business practice, consisting of confirmation of dates of employment and positions held.

(c) Except as required by law, Employee covenants never to disparage or speak ill of ENRGI or any ENRGI product or service, or of any past or present officer of ENRGI. However, nothing in this section shall prohibit or limit Employee from competing with ENRGI, provided that he complies with the Restrictive Covenants.

10. Covenant of Cooperation in Litigation. Employee acknowledges that because of his position with ENRGI, he may possess information that may be relevant to or discoverable in litigation in which ENRGI is involved or may in the future be involved. Employee agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with ENRGI in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with ENRGI representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as ENRGI deems necessary, in its sole discretion, and to appear for deposition upon ENRGI’s request and without a subpoena. ENRGI shall use reasonable efforts to accommodate Employee’s schedule, and Employee shall exercise reasonable efforts to timely accommodate ENRGI’s requests for cooperation. ENRGI shall reimburse Employee for all expenses reasonably and necessarily incurred by him in connection with his obligations under this paragraph (provided that he has received prior approval from ENRGI to incur such expenses), and shall, in addition, pay Employee a consulting fee of $150 per hour for each hour in excess of 20 that he devotes to honoring his obligations under this paragraph; provided that Employee provides a statement specifying in quarter-hour increments the time that he devotes to such activities and the activities performed during each such increment; and provided further that in no event shall ENRGI be obligated to pay Employee for any time that he devotes in connection with responding to any subpoena issued to him, and/or testifying in court, or at any other type of legal proceeding, including a deposition.

11. Nonreliance. Each party understands and agrees that he or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time he or it executes this Agreement. Employee and ENRGI acknowledge that their current relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Agreement.

12. Additional Warranty and Acknowledgment. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of either party including, as to the Company, without limitation, the Company’s bylaws or articles of incorporation.

13. Survival of Covenants and Warranties. All covenants and warranties contained in this Agreement are contractual and shall survive the closing of this Agreement in accordance with their terms.

14. Administrative Matters. Employee covenants that he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning ENRGI by any federal, state or local governmental body or agency; provided that this Agreement shall not prohibit Employee from testifying truthfully in connection with a subpoena or other compulsory legal process.

15. Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(a) Employee agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue ENRGI for age discrimination, except for claims arising after this agreement; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by ENRGI to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.

(b) For a period of seven days after the date of the last party’s execution hereof, Employee may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to ENRGI. If Employee rescinds this Agreement within seven calendar days after the Execution Date, this Agreement shall be null and void ab initio, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Employee does not rescind this Agreement within seven calendar days after the Execution Date, this Agreement shall become final and binding and shall be irrevocable.

16. Insurance and Indemnification Issues. This Agreement shall not limit or otherwise affect any right that Employee has or may have to indemnification and/or defense for his acts and omissions in connection with his employment with ENRGI, whether under a policy or insurance, pursuant to ENRGI’s bylaws, or otherwise.

17. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b) Governing Law. This Agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c) Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this Agreement, the remainder of this Agreement shall be fully enforceable.

(d) Integration. Except for any Non-Disclosure, Confidentiality and/or Non-Compete Agreements, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and a complete merger of prior negotiations and agreements with respect to such subject matter.

(e) Modification. This Agreement shall not be modified except in a writing signed by the parties.

(f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall these be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(g) Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(h) Gender and Number. Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders. The singular shall include the plural, and the plural shall include the singular.

(i) Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(j) Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k) Construction. The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full and fair opportunity to consult with counsel of their own choosing and to negotiate the terms and conditions of this Agreement. Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

(l) Disputes. Every dispute arising from or relating to this Agreement shall be tried exclusively in the state or federal courts situated in the Denver, Colorado metropolitan area. The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(m) Fees and Costs. In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees actually incurred.

(n) Counterparts and Telecopies. This Agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

[SIGNATURES FOLLOW]

Einstein Noah Restaurant Group, Inc.

James W. Hood	Jill B. W. Sisson

/s/ James W. Hood	By:	/s/ Jill B. W. Sisson
Date: 02 Feb 09	As its:	General Counsel and Corporate Secretary

	Date:	02/16/2009